MID-AMERICA APARTMENT COMMUNITIES, INC.
A self-managed equity REIT

PRESS RELEASE

MID-AMERICA REPORTS RECORD FOURTH QUARTER FFO RESULTS

Mid-America Apartment Communities, Inc. (NYSE: MAA) (the “Company”) reported net income available for common shareholders for the quarter ended December 31, 2006, of $807,000, or $0.03 per common share, as compared to net income available for common shareholders of $119,000, or $0.01 per common share, for the same quarter of 2005. For the year ended December 31, 2006, net income available for common shareholders was $6,983,000, or $0.29 per common share, as compared to $5,415,000, or $0.25 per common share, for the year ended December 31, 2005. The Company recorded gains on sales, insurance settlement proceeds, and a joint venture promote fee in 2006 totaling $134,000 compared to $5,815,000 in 2005.

Funds from operations (“FFO”), the widely accepted measure of performance for real estate investment trusts, was $22,567,000, or $0.83 per share/unit, for the fourth quarter of 2006, as compared to $19,872,000, or $0.81 per share/unit, for the same quarter of 2005. The fourth quarter FFO per share/unit result was 4 cents above the mid-point of the range of the Company’s guidance; results excluded a 4 cent per share/unit joint venture promote fee which was earned in January 2007. For the year ending December 31, 2006, FFO was $87,197,000, or $3.33 per share/unit, compared to $77,414,000, or $3.20 per share/unit, for the prior year. Included in prior year FFO is a total of 8 ½ cents per share/unit from a joint venture incentive fee and the sale of land; excluding this, the year-over-year growth of FFO per share/unit is 7%. A reconciliation of FFO to net income and an expanded discussion of the components of FFO can be found later in this release.

Highlights:
•	FFO per share/unit for the year and for the fourth quarter are record highs.
•	Same store NOI[1] for the year grew at a record average rate of 7.2%, and for the quarter grew at 5.4%.
•	Effective pricing on a same-store basis increased by 4.9% over the same quarter a year ago; concessions dropped from 4.1% of net potential rent to 3.0%, and average rent per unit increased by 3.8%.
•	The common dividend was increased effective with the January 31, 2007, distribution to a new annual rate of $2.42.
•	The Company completed the renovation of 1,086 apartment units during 2006 at an average cost of $5,286, and achieved rent increases averaging 17%.
•	Testing of yield management software was completed with successful results, and the Company plans a roll out beginning in February 2007.
•	Construction on Brier Creek phase II (200 units) proceeded rapidly within budget, and initial apartments should be available for rent in February 2007.
•
The Company’s fixed charge coverage for the quarter was 2.15x compared to 2.10x a year ago, and balance sheet capacity is substantial. Debt and preferred stock as a percentage of gross assets at year-end was 420 basis points below year-end 2005.

1 Prior to the one-time non-cash adjustment to revenues related to prior-year leasing concessions recorded in the fourth quarter of 2005.

Sale of Joint Venture Property
As previously forecast, the company closed the sale of its remaining joint venture property on January 12, 2007, resulting in a gain on sale of $5.4 million, plus a promote fee (net of related costs) of $1 million. The sale price represented $109,000 per unit, and a NOI yield of 5.3% of 2007’s projected NOI (before management fee). The Company received total proceeds for its equity interest of $9.7 million. This sale will be reflected in the Company’s 2007 results. Over its life, the four property joint venture with Crow Holdings generated $2.7 million in total promote fees and a combined 35% IRR to the Company.

Operating Results: Reflecting Continuing Market Strength
Eric Bolton, Chairman and CEO said, “Market conditions continued to improve in the fourth quarter, and property revenues were particularly strong, driven by higher rents and reduced concessions. We are encouraged by the momentum in revenues, reflecting the strong market recovery and the growing demand for apartment housing throughout the high job growth region of the Sunbelt states. These trends, coupled with planned new initiatives, make us optimistic about 2007. Our financial flexibility, as evidenced by the reduction in leverage and strong dividend coverage, continues to grow.

“This past year we made a number of investments in new properties, development assets and in new technology that are laying the groundwork for strong future performance. Our repositioned portfolio is performing strongly and establishes a base for more robust results for Mid-America over the coming years. The added-value development program, and the acquisition of properties in lease-up such as those just acquired in Phoenix, are dilutive to short-term FFO but build value over the long run. We’re excited about the roll-out of our yield management pricing software and the expansion of the unit interior redevelopment program. We are also in negotiations with a potential partner about initiating a new multi-year acquisition joint venture focused on added-value repositioning investments, while continuing to acquire newer high quality assets in strong growth markets that we will own 100%; continuing the process of leveraging our organizational capabilities and expanding Mid-America’s portfolio across the Sunbelt.”

FFO per share/unit for the quarter increased mainly as a result of improved same-store operating performance, but also because the Company grew its portfolio of apartment units to 40,293 up from 38,227 apartment units a year ago. The acquisition of Talus Ranch in Phoenix, which is 44% leased, and the construction of Brier Creek Phase II, diluted FFO by approximately 2 cents per share/unit during the quarter.

Same Store Results: Strong Performance

Percent Change From Three Months Ended December 31, 2005 (Prior Year):
					Average
				Physical	Rental
Markets	Revenue(1)	Expense	NOI(1)	Occupancy	Rate
Large Tier	6.9%	0.5%	12.3%	-0.4%	4.0%
Middle Tier	4.9%	5.9%	4.2%	0.2%	3.5%
Small Tier	3.1%	5.9%	1.4%	-1.2%	3.9%
Operating Same Store	4.8%	4.3%	5.1%	-0.4%	3.8%
Total Same Store	3.2%		2.5%

(1)
Revenue and NOI by market and for Operating Same Store are presented before the impact of straight-line revenue adjustments.
Total Same Store includes straight-line revenue adjustments, including a one-time non-cash credit to revenues in the fourth quarter of 2005 of $1.2 million relating to prior period leasing concessions.

On a comparative basis to the fourth quarter of 2005, which was a very strong quarter that was influenced by the impact of Hurricane Katrina evacuees moving into a number of the Company’s markets, same-store revenue growth in the fourth quarter of 2006 was still strong. Same-store concessions dropped from 4.1% of net potential rent to 3.0%, and average rent per unit increased by 3.8% to $719. Economic occupancy rose to 89.8% for the quarter compared to 89.1% in the same quarter a year ago, and same-store revenues increased 3.2% over the same quarter a year ago (4.9% before the fourth quarter 2005 prior period concession adjustment discussed above). Turnover was almost unchanged at 61.9% compared to 61.7% in the same quarter a year ago. Our large tier markets, especially Dallas and Atlanta which have been late to feel the apartment recovery, began to pick up momentum as increased occupancy enabled concessions to continue to be reduced and set the stage for more robust rent growth.

Same store operating expenses (before property insurance and taxes) continued to increase at a moderate pace, rising 3.3% over the same quarter a year ago. Property insurance increased by 43% reflecting the increase in premiums effective July 1, 2006. Property taxes were (0.3%) below the same quarter a year ago, reflecting success in some appeals and adjustment to accruals resulting from lower rate increases than anticipated in some localities. Total property expenses increased by 4.3%.

NOI increased by 5.4% compared to the same quarter a year ago, before the one-time prior period revenue adjustment in the fourth quarter of 2005, with exceptionally strong performance from the large tier markets.

For 2006, same store revenues have increased by an average of 5.3%, with NOI up by an average of 6.4%. Excluding the prior period adjustment for concessions made in the fourth quarter of 2005, revenues increased by an average of 5.7%, and NOI by 7.2%.

Excluded from the same-store group are 6 properties which are part of the Company’s redevelopment program, and which are going through an extensive rehab. The supplementary schedules contain a report of same-store performance which includes this 6-property group.

Acquisition of Oaks at Wilmington Island
The 306-apartment unit Oaks at Wilmington Island in Savannah, GA, was acquired on October 12, 2006, for $29 million. The property was constructed in 1999, and the Company anticipates obtaining an initial NOI yield of approximately 6.6%.

Financing was provided by equity raised from prior share offerings and the Company’s credit facilities.

Financing, Balance Sheet: Growing Flexibility
The Company’s fixed charge coverage continued to improve and was 2.15x, compared to 2.10x for the same quarter a year ago, and is comparable to the sector median. Debt is just 41% of total market capitalization, down from 46% a year ago, and the Company has over $200 million of unused debt capacity available. During the quarter, the Company raised nearly $32.5 million in additional common equity through its DRSPP and continuous equity programs.

AFFO and Capital Expenditures
Recurring capital expenditures totaled $19.4 million for 2006, approximately $0.74 per share/unit, resulting in AFFO of $2.59 per share/unit. Total property capital expenditures were $27.6 million, plus $6.1 million of expenditures on the rehab program.

Dividend: Increase to $2.42 Annual Rate
The Company declared its 52nd consecutive quarterly common dividend on November 30th, 2006, payable on January 31, 2007, to holders of record on January 15, 2007.

The dividend was raised by 4 cents to $2.42 effective with the January 2007 distribution.

2007 Forecast
Management expects FFO per share/unit for 2007 to be in a range of $3.40 to $3.60 per share/unit. This includes 4 cents per share/unit of joint venture promote fee in the first quarter, and 2 cents of non-cash expense associated with calling its Series F Preferred, planned for the fourth quarter. The mid-point of the Company’s FFO forecasts represents a 5% growth rate. FFO for the first quarter of 2007 is anticipated to be in the range of 80 cents to 90 cents per share/unit.

As a result of the implementation of yield management software, the Company expects to reduce its use of concessions in favor of net pricing. Management anticipates that this will reduce FFO in 2007 by a non-cash amount of 2 to 4 cents per share/unit related to a reduction in the amount of capitalized concessions.

Same-Store Projections
The company expects same-store NOI in 2007 to grow in a range of 5% to 6%, which compares to 7.2% as an average for 2006 before the one-time prior period revenue adjustment in the fourth quarter of 2005. Revenue growth expectations for 2007 are 4½% to 5½%, with expense growth of 3½% to 4½%. Revenue growth projections are based on current market trends, coupled with planned management initiatives, including the roll-out of new yield management pricing software beginning in the second quarter. Management’s expense projections include a continuation of the current level of insurance expense, and real estate tax increases at higher levels than experienced in 2006.

Redevelopment
Management anticipates that it will extend its program to renovate the interiors at selected properties, and anticipates investing approximately $6 million at 1,500 apartment units in 2007, achieving incremental rent increases averaging 15%.

Joint Venture
The Company is in discussions with a prospective joint venture partner to establish a new joint venture in which Mid-America would hold a 1/3 interest, to acquire multifamily properties from third parties. Management assumes that this joint venture will begin operating during the second quarter, and that the Company invests a total of $20 million of equity during 2007. It is intended that the Mid-America act as property manager and general partner.

Acquisitions and Dispositions
Two of the Company’s Memphis properties, Hickory Farms and Gleneagles, are currently being marketed for sale, with a sale likely in the first half of the year. Both of these properties were part of the portfolio at the IPO in 1994, with an average age of 25 years. Sale proceeds are expected to be in the $12 million range. The Company does not expect the disposition to have a material impact on operating results.

Management projects acquiring approximately $150 million of wholly-owned assets in 2007, compared to $192 million in 2006, at a 6.5% - 7.0% NOI yield. Total dispositions, including Hickory Farms and Gleneagles, are projected to be $27 million at a 9% - 10% NOI yield. Both the acquisition and disposition projections are dependent on a number of factors, including several that are out of management’s control.

Development
Management anticipates total development capital expenditures during 2007 of $28 million. Brier Creek II (200 apartments) is planned to be complete at the end of 2007. St Augustine II (124 apartments) will commence construction in the first quarter, with initial occupancy at the end of the year. Copper Ridge I (216 apartments) will commence construction mid-year.

General & Administrative Expense
Property management expense combined with general and administrative expenses are projected to increase to $28 - $30 million in 2007. Of the increase, $0.6 million is due to changes in franchise and excise taxes, offset by equivalent reductions in real estate tax. Management anticipates that it will incur approximately $0.6 million of additional expense associated with the implementation of its yield management software. Since the company includes performance bonuses within G&A, total costs will change based on actual company and property results.

Interest Expense
Management projects interest rates on the forward yield curve, and anticipates that its average borrowing cost will experience a slight increase during 2007, but remain in a range of 5.5% - 5.6%.

AFFO and Balance Sheet
Recurring capital expenditures are forecast to be $18 - $18½ million, or approximately 63 cents per share/unit, indicating a range for AFFO of $2.77 - $2.97 per share/unit.

Total capital expenditures (including the cost of the yield management system) at existing properties are forecast to be in a range of $27 - $29 million, excluding the unit interior redevelopment program mentioned above.

Management plans to finance the investment programs through additional borrowings under the Company’s credit facilities, dispositions, and equity raised through previously announced continuous equity plans.

Supplemental Material and Conference Call
Supplemental data to this release can be found on the investors page of the Company web site at www.maac.net. The Company will host a conference call to further discuss fourth quarter results and 2007 prospects on Friday, February 2nd, 2007, at 9:15 AM Central Time. The conference call-in number is 866-806-9459 and the moderator’s name is Eric Bolton.

About Mid-America Apartment Communities, Inc.
MAA is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 40,293 apartment units throughout the Sunbelt region of the U.S. For further details, please refer to the Company website at www.maac.net or contact Investor Relations at investor.relations@maac.net or (901) 435-5371. 6584 Poplar Ave., Suite 300, Memphis, TN 38138.

Forward-Looking Statements
Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated market conditions, anticipated acquisitions and/or dispositions, anticipated joint venture activity, renovation and development opportunities, and property financing. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of the Company’s markets, shortage of acceptable property acquisition candidates, changes in interest rates, real estate taxes, insurance costs, and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.

CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2006	2005	2006	2005
Property revenues	$84,835	$77,598	$325,789	$295,807
Management and fee income, net	53	53	210	325
Property operating expenses	(35,346)	(31,746)	(134,316)	(123,663)
Depreciation	(21,489)	(19,261)	(79,388)	(74,413)
Property management expenses	(3,486)	(3,422)	(13,077)	(11,871)
General and administrative	(3,178)	(3,206)	(11,886)	(10,354)
Income from continuing operations before non-operating items	21,389	20,016	87,332	75,831
Interest and other non-property income	179	141	673	498
Interest expense	(16,473)	(15,118)	(63,512)	(58,442)
Gain (loss) on debt extinguishment	-	(327)	(551)	(409)
Amortization of deferred financing costs	(528)	(600)	(2,036)	(2,011)
Minority interest in operating partnership income	(394)	(442)	(1,590)	(1,571)
Income (loss) from investments in real estate joint ventures	21	(8)	(114)	65
Incentive fee from real estate joint ventures	-	-	-	1,723
Net (loss) gain on insurance and other settlement proceeds	(87)	(116)	84	749
Gain on sale of non-depreciable assets	18	-	50	334
Gain on dispositions within real estate joint ventures	-	-	-	3,034
Income from continuing operations	4,125	3,546	20,336	19,801
Discontinued operations:
Income from discontinued operations	172	64	609	211
Asset impairment of discontinued operations	-	-	-	(243)
Net loss on insurance and other settlement proceeds of
discontinued operations	-	-	-	(25)
Net income	4,297	3,610	20,945	19,744
Preferred dividend distribution	(3,490)	(3,491)	(13,962)	(14,329)
Net income available for common shareholders	$807	$119	$6,983	$5,415

Weighted average common shares - Diluted	24,806	21,995	23,698	21,607
Net income per share available for common shareholders	$0.03	$0.01	$0.29	$0.25

FUNDS FROM OPERATIONS (in thousands except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2006	2005	2006	2005
Net income	$4,297	$3,610	$20,945	$19,744
Addback: Depreciation of real estate assets	21,158	18,916	78,048	73,067
Subtract: Net (loss) gain on insurance and other settlement proceeds	(87)	(116)	84	749
Subtract: Gain on dispositions within real estate joint ventures	-	-	-	3,034
Subtract: Net loss on insurance and other settlement
proceeds of discontinued operations	-	-	-	(25)
Addback: Depreciation of real estate assets
of discontinued operations (1)	-	160	160	637
Addback: Depreciation of real estate assets
of real estate joint ventures	121	119	500	482
Subtract: Preferred dividend distribution	3,490	3,491	13,962	14,329
Addback: Minority interest in operating partnership income	394	442	1,590	1,571
Funds from operations	22,567	19,872	87,197	77,414
Recurring capex	(3,897)	(3,733)	(19,369)	(15,676)
Adjusted funds from operations	$18,670	$16,139	$67,828	$61,738

Weighted average common shares and units - Diluted	27,297	24,588	26,204	24,227
Funds from operations per share and unit - Diluted	$0.83	$0.81	$3.33	$3.20
Adjusted funds from operations per share and unit - Diluted	$0.68	$0.66	$2.59	$2.55

(1) Amounts represent depreciation taken before communities classified as discontinued operations.

CONSOLIDATED BALANCE SHEETS (in thousands)

		December 31,	December 31,
		2006	2005
Assets
Real estate assets
Land		$206,635	$179,523
Buildings and improvements		1,921,462	1,740,818
Furniture, fixtures and equipment		51,374	46,301
Capital improvements in progress		18,414	4,175
Accumulated depreciation		(543,802)	(473,421)
Land held for future development		2,360	1,366
Commercial properties, net		7,103	7,345
Investments in and advances to real estate joint ventures		3,718	4,182
Real estate assets, net		1,667,264	1,510,289
Cash and cash equivalents		5,545	14,064
Restricted cash		4,145	5,534
Deferred financing costs, net		16,033	15,338
Other assets		26,486	20,181
Goodwill		5,051	5,051
Assets held for sale		7,468	-
Total assets		$1,731,992	$1,570,457

Liabilities and Shareholders' Equity
Liabilities
Notes payable		$1,196,349	$1,140,046
Accounts payable		498	3,278
Accrued expenses and other liabilities		45,540	28,380
Security deposits		7,670	6,429
Liabilities associated with assets held for sale		269	-
Total liabilities		1,250,326	1,178,133
Minority interest		32,600	29,798
Shareholders' equity
Series F cumulative redeemable preferred stock		5	5
Series H cumulative redeemable preferred stock		62	62
Common stock		251	220
Additional paid-in capital		815,941	671,885
Other		-	(2,422)
Accumulated distributions in excess of net income		(378,090)	(314,352)
Accumulated other comprehensive income		10,897	7,128
Total shareholders' equity		449,066	362,526
Total liabilities and shareholders' equity		$1,731,992	$1,570,457

SHARE AND UNIT DATA (in thousands)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2006	2005	2006	2005

Weighted average common shares - Basic	24,586	21,782	23,474	21,405
Weighted average common shares - Diluted	24,806	21,995	23,698	21,607
Weighted average common shares and units - Basic	27,077	24,375	25,979	24,025
Weighted average common shares and units - Diluted	27,297	24,588	26,204	24,227
Common shares at December 31 - Basic	24,908	22,048	24,908	22,048
Common shares at December 31 - Diluted	25,123	22,265	25,123	22,265
Common shares and units at December 31 - Basic	27,397	24,574	27,397	24,574
Common shares and units at December 31 - Diluted	27,612	24,792	27,612	24,792

NON-GAAP FINANCIAL DEFINITIONS

Funds From Operations (FFO)
FFO represents net income (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, minority interest in Operating Partnership income, gain on disposition of real estate assets, plus depreciation of real estate and adjustments for joint ventures to reflect FFO on the same basis. This definition of FFO is in accordance with the National Association of Real Estate Investment Trust's definition.

Disposition of real estate assets includes sales of real estate included in discontinued operations as well as proceeds received from insurance and other settlements from property damage.

Our calculation of FFO may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to net income.

The Company believes that FFO is helpful in understanding the Company's operating performance in that FFO excludes depreciation expense of real estate assets. The Company believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

While the Company has included the amount charged to retire preferred stock in excess of carrying values in its FFO calculation in response to the SEC's Staff Policy Statement relating to EITF Topic D-42 concerning the calculation of earnings per share for the redemption of preferred stock, the Company believes that FFO before amount charged to retire preferred stock in excess of carrying values is also an important measure of operating performance as the amount charged to retire preferred stock in excess of carrying values is a non-cash adjustment representing issuance costs in prior periods for preferred stock.

Adjusted Funds From Operations (AFFO)
For purposes of these computations, AFFO is composed of FFO less recurring capital expenditures.
As an owner and operator of real estate, we consider AFFO to be an important measure of performance from core operations because AFFO measures our ability to control revenues, expenses and recurring capital expenditures.

Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)
For purposes of these computations, EBITDA is composed of net income before net gain on asset sales and insurance and other settlement proceeds, and gain or loss on debt extinguishment, plus depreciation, interest expense, and amortization of deferred financing costs. EBITDA is a non-GAAP financial measure we use as a performance measure. As an owner and operator of real estate, we consider EBITDA to be an important measure of performance from core operations because EBITDA does not include various income and expense items that are not indicative of our operating performance. EBITDA should not be considered as an alternative to net income as an indicator of financial performance. Our computation of EBITDA may differ from the methodology utilized by other companies to calculate EBITDA.